Exhibit 21.1

SUBSIDIARIES OF GRAN TIERRA ENERGY INC.

The table below sets forth all subsidiaries of Gran Tierra Energy Inc. and the state or other jurisdiction of incorporation or organization of each as of February 24, 2020.

Subsidiary	Jurisdiction of Incorporation
Gran Tierra Resources Limited	Alberta, Canada
Gran Tierra Energy Mexico Holdings 1 LLC	Delaware
Gran Tierra Energy Mexico Holdings 2 LLC	Delaware
Gran Tierra México Energy. S.A. de C.V.	Mexico
Gran Tierra Energy International Holdings Ltd	Cayman Islands
Gran Tierra Energy N.V. ULC	Alberta, Canada
Petrolifera Petroleum (Colombia) Limited	Cayman Islands
Gran Tierra Energy Cayman Islands Inc.	Cayman Islands
Gran Tierra Energy Canada ULC	Alberta, Canada
Gran Tierra Energy Colombia, LLC	Cayman Islands
Gran Tierra Colombia Inc.	Cayman Islands
Gran Tierra Energy Resources Inc.	Cayman Islands
Suroco Energy Venezuela	Venezuela
Southeast Investment Corporation	Cayman Islands
Vetra Petroamerica P&G Corp. (in liquidation process)	Cayman Islands
Vetra Southeast Ltd. (in liquidation process)	Cayman Islands